Exhibit No. 23.1

                         CONSENT OF INDEPENDENT ACCOUNTANTS
                         ----------------------------------

We hereby consent to the use in the Prospectus Supplement of Morgan Stanley ABS Capital I Inc. Trust 2003-NC9, relating to Mortgage Pass-Through Certificates, Series 2003-NC9, comprising part of the Registration Statement (No. 333-104046) of Morgan Stanley ABS Capital I Inc. Trust 2003-NC9, of our report, dated February 3, 2003, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.


                                    /s/ PricewaterhouseCoopers LLP

New York, New York
September 4, 2003